EXHIBIT 99.1

Noble Corporation plc 13135 Dairy Ashford, Suite 800 Sugar Land, Texas 77478
PRESS RELEASE

NOBLE CORPORATION PLC REPORTS
THIRD QUARTER 2020 RESULTS

SUGAR LAND, TEXAS, November 4, 2020 - Noble Corporation plc (OTC-PINK: NEBLQ, the Company) today reported third quarter 2020 results.

	Three Months Ended
(stated in millions, except per share amounts)	Sept. 30, 2020	Jun. 30, 2020	Sept. 30, 2019
Total Revenue	$242	$238	$276
Net Income (Loss)	(51)	(42)	(445)
Adjusted EBITDA*	76	58	68
Adjusted Net Income (Loss)*	1	(89)	(114)
Diluted Earnings (Loss) Per Share	(0.20)	(0.17)	(1.79)
Adjusted Diluted Earnings / (Loss) Per Share*	—	(0.35)	(0.46)
Contract Drilling Services Backlog	1,681	1,359	1,966

* A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can be found at www.noblecorp.com.
Robert W. Eifler, President and Chief Executive Officer of Noble Corporation plc, noted, “Despite continued volatility in the global oil and gas markets, we delivered strong operational and financial results during the third quarter. I’m extremely proud of all of our employees and their commitment to delivering best-in-class execution for our customers.”
Contract drilling services revenues for the third quarter totaled $227 million compared to $220 million in the second quarter of 2020. The increase in revenues was due in part to a return to full dayrate on rigs that were on standby rates in the second quarter, partially offset by lower fleet utilization of 57% in the third quarter compared to 59% in the second quarter.
Contract drilling services costs for the third quarter were $137 million compared to $144 million in the second quarter of 2020. The 5% decline from second quarter was primarily driven

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by lower operations support expenses as a result of our cost reduction measures announced earlier this year. Contract drilling margin improved to 40 percent from 35 percent in the previous period.
Additionally, Adjusted EBITDA for the third quarter increased to $76 million from $58 million in the second quarter, and total backlog increased to approximately $1.7 billion, primarily driven by the Noble Tom Madden contract award by ExxonMobil.

Operating Highlights
In early October, the drillship Noble Tom Madden was awarded an additional 6.5 years of term under the Commercial Enabling Agreement (CEA) with ExxonMobil for work offshore Guyana. This follows a 6-month contract award under the CEA for the Noble Sam Croft announced in early August. ExxonMobil has the flexibility to transfer awarded term between the Company’s rigs working in Guyana. Excluding our five cold stacked units, utilization for the Company’s floating rigs in the third and second quarters was 90 percent and 92 percent, respectively.
During the third quarter, the jackup rig Noble Mick O’Brien was awarded a contract extension with Qatar Gas into mid-2021. The jackup Noble Lloyd Noble has been extended on the Mariner platform into December with additional options on the same location and has signed a 3-well contract with Equinor in Norway starting in mid-2021. Additionally, the Company has signed a five well contract for the Noble Hans Deul, which we expect will keep the rig working in the North Sea beginning in the first quarter of 2021 through the second quarter of 2022. The Company also expects to begin a suspension at zero dayrate on the Noble Roger Lewis for up to one year beginning in late November 2020. The Company’s 12 jackup rigs experienced fewer operating days in the third quarter when compared to the second quarter. The decrease was largely driven by the one-year suspension on the Noble Scott Marks, which began in the second quarter, and the mobilization of the Noble Regina Allen to Trinidad and Tobago, which began during the third quarter, and was partially offset by slightly more operating days on our North Sea fleet. Utilization for the jackup fleet was 62 percent in the third quarter compared to 65 percent in the second quarter.
As a result of the market outlook, the stacking costs and potential reactivation costs, Noble has made the decision to dispose of its five cold stacked floating rigs. The Company is currently in various stages in the sales processes and are working towards closing sale agreements as quickly as possible. Going forward Noble will report 7 floating rigs and 12 jackup rigs.

Restructuring Update
The Company filed for bankruptcy protection through Chapter 11 proceedings in the third quarter. The Company has filed a joint plan of reorganization (the “Plan”) as part of this process, which follows the restructuring support agreement previously entered into with two ad hoc groups of the largest holders of the Company’s outstanding bond debt. Under the terms of the Plan, all of the Company’s bond debt, which is currently over $3.4 billion, will be converted into equity of the reorganized company. The Company has also entered into a backstop support agreement with the Company’s major bondholders to invest $200 million of new capital in the form of new second lien notes. In addition, the Company has received signed commitments from existing bank lenders to provide a $675 million secured revolving credit facility. Solicitation for votes to approve the plan has begun with a voting deadline of November 13, 2020 and a confirmation hearing scheduled for November 20, 2020. If the required number of votes are received, the Company intends to pursue the remaining steps toward Plan approval and emergence as quickly as possible.
Mr. Eifler stated, “I am pleased that our restructuring is progressing with the continued support of our creditors. We have achieved all critical milestones to date and continue to work towards emerging as soon as practicable, which we expect could be as soon as the end of the year subject to regulatory approvals. I appreciate the support from our customers, creditors, vendors, and employees as we work through this process. We are also actively progressing necessary steps to dispose of our five cold-stacked rigs as we focus on our remaining high quality, young, and technically advanced fleet. We are excited about our prospects post-emergence and believe we will be uniquely positioned to capitalize on opportunities in our industry. I am confident that we will emerge as a stronger company with a sustainable balance sheet to further support our industry-leading operations.”

Outlook
Commenting on the state of the offshore drilling industry, Mr. Eifler added, “We continue to endure a very challenging environment for the offshore drilling industry. The sharp fall in oil prices earlier this year has caused our customers to delay drilling plans and has led us to further delay our expectations for a meaningful recovery in demand. However, despite the difficult market conditions and additional complications due to COVID-19 protocols, our crews and our rigs continue to perform commendably. Our customers have rewarded this performance with meaningful new contract awards. Additionally, our financial restructuring, when completed, will give us a strong financial foundation that will allow us to maintain our focus on efficiently managing our business and to continue to deliver strong operational execution.”

About Noble Corporation plc
Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 19 offshore drilling units, consisting of 7 drillships and semisubmersibles and 12 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, WA14 2DT, England. Additional information on Noble is available at www.noblecorp.com.

Forward-looking Disclosure Statement
This communication includes "forward-looking statements" within the meaning of Section 27A of the US Securities Act of 1933, as amended, and Section 21E of the US Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this communication, including those regarding the effect, impact, potential duration and other implications of the Chapter 11 Cases and emergence therefrom, the global novel strain of coronavirus ("COVID-19") pandemic, and agreements regarding production levels among members of the Organization of Petroleum Exporting Countries and other oil and gas producing nations ("OPEC+"), and any expectations we may have with respect thereto, and those regarding rig demand, fleet condition, operational or financial performance, the offshore drilling market, oil prices, contract backlog, fleet status, our future financial position, business strategy, impairments, repayment of debt, liquidity, sources of funds, future capital expenditures, contract commitments, dayrates, contract commencements, extensions or renewals, contract tenders, plans and objectives of management for future operations, industry conditions, access to financing, impact of competition, availability of labor, worldwide economic conditions, taxes and tax rates, are forward-looking statements. Words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "might," "plan," "project," "should," "shall," and "will" and similar expressions are intended to be among the statements that identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. These forward-looking statements speak only as of the date of this communication and we undertake no obligation to revise or update any forward-looking statement for any reason, except as required by law. We have identified factors, including but not limited to risks and uncertainties relating to the Chapter 11 Cases (including but not limited to whether the conditions to the obligations of the Consenting Creditors (as defined in the restructuring support agreement) will be satisfied or waived, our ability to obtain approval from the United States Bankruptcy Court for the Southern District of Texas (the "Bankruptcy Court") with respect to motions in the Chapter 11 Cases, the effects of the Chapter 11 Cases on the Company and its various constituents, the impact of Bankruptcy Court rulings in the Chapter 11 Cases, our ability to develop and implement a plan of reorganization that will be approved by the Bankruptcy Court and the ultimate outcome of the Chapter 11 Cases in general, the length of time we will operate under the Chapter 11 Cases, attendant risks associated with restrictions on our ability to pursue our business strategies, risks associated with third-party motions in the Chapter 11 Cases, the potential adverse effects of the Chapter 11 Cases on our liquidity, the potential cancellation or other effective elimination of our ordinary shares in the Chapter 11 Cases, the potential material adverse effect of claims that are not discharged in the Chapter 11 Cases, uncertainty regarding our ability to retain key personnel and uncertainty and continuing risks associated with our ability to achieve our stated goals and continue as a going concern), the effects of public health threats, pandemics and epidemics, such as the recent and ongoing outbreak of COVID-19, and the adverse impact thereof on our business, financial condition and results of operations (including but not limited to our growth, operating costs, supply chain, availability of labor, logistical capabilities, customer demand for our services and industry demand generally, our liquidity, the price of our securities and trading markets with respect thereto, our ability to access capital markets, and the global economy and financial markets generally), the effects of actions by, or disputes among OPEC+ members with respect to production levels or other matters related to the price of oil, market conditions, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, operating hazards and delays, risks associated with operations outside the US, actions by regulatory authorities, credit rating agencies, customers, joint venture partners, contractors, lenders and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, violations of anti-corruption laws, shipyard risk and timing, delays in mobilization of rigs, hurricanes and other weather conditions, and the future price of oil and gas, that could cause actual plans or results to differ materially from those included in any forward-looking statements. These factors include those referenced or described in Part I, Item 1A. "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2019, in Part II, Item 1A. "Risk Factors" of our most recently filed Quarterly Report on Form 10-Q, and in our other filings with the SEC. We cannot control such risk factors and other uncertainties, and in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements. You should consider these risks and uncertainties when you are evaluating us.
Conference Call
Noble has scheduled a conference call and webcast related to its third quarter 2020 results on Thursday, November 5, 2020, at 8:00 a.m. U.S. Central Time. We will not be hosting a question and answer session as part of this call. Interested parties are invited to listen to the call by dialing 1-877-680-4232, or internationally 1-647-689-5432, using access code: 9024119, or by asking for the Noble Corporation plc conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Website.
A replay of the conference call will be available on Thursday, November 5, 2020, beginning at 11:00 a.m. U.S. Central Time, through Friday, December 4, 2020, ending at 11:00 p.m. U.S. Central Time. The phone number for the conference call replay is 1-800-585-8367 or, for calls from outside of the U.S., 1-416-621-4642, using access code: 9024119. The replay will also be available on the Company’s Website following the end of the scheduled call.

For additional information, contact: Craig Muirhead
Vice President - Investor Relations and Treasurer
713-239-6564, or at investors@noblecorp.com

NOBLE CORPORATION PLC AND SUBSIDIARIES (DEBTOR-IN-POSSESSION)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating revenues
Contract drilling services	$227,050	$259,428	$714,555	$804,746
Reimbursables and other	14,786	16,098	46,510	46,604
	241,836	275,526	761,065	851,350
Operating costs and expenses
Contract drilling services	137,180	175,929	442,479	516,522
Reimbursables	13,369	13,779	41,387	38,555
Depreciation and amortization	90,606	112,755	283,652	333,481
General and administrative	15,662	17,565	106,504	149,816
Pre-petition charges	3,894	—	14,409	—
Loss on impairment	—	595,510	1,119,517	595,510
	260,711	915,538	2,007,948	1,633,884
Operating loss	(18,875)	(640,012)	(1,246,883)	(782,534)
Other income (expense)
Interest expense, net of amounts capitalized	(23,427)	(68,991)	(164,586)	(208,211)
Gain (loss) on extinguishment of debt, net	17,847	(650)	17,254	30,616
Interest income and other, net	7,872	(144)	8,546	4,222
Reorganization items, net	(9,014)	—	(9,014)	—
Loss from continuing operations before income taxes	(25,597)	(709,797)	(1,394,683)	(955,907)
Income tax benefit (provision)	(25,271)	2,845	238,944	37,162
Net loss from continuing operations	(50,868)	(706,952)	(1,155,739)	(918,745)
Net loss from discontinued operations, net of tax	—	—	—	(3,821)
Net loss	(50,868)	(706,952)	(1,155,739)	(922,566)
Net income attributable to noncontrolling interests	—	262,081	—	254,846
Net loss attributable to Noble Corporation plc	$(50,868)	$(444,871)	$(1,155,739)	$(667,720)
Net loss attributable to Noble Corporation plc
Net loss from continuing operations	$(50,868)	$(444,871)	$(1,155,739)	$(663,899)
Net loss from discontinued operations, net of tax	—	—	—	(3,821)
Net loss attributable to Noble Corporation plc	$(50,868)	$(444,871)	$(1,155,739)	$(667,720)
Per share data
Basic:
Loss from continuing operations	$(0.20)	$(1.79)	$(4.61)	$(2.66)
Loss from discontinued operations	—	—	—	(0.02)
Net loss attributable to Noble Corporation plc	$(0.20)	$(1.79)	$(4.61)	$(2.68)
Diluted:
Loss from continuing operations	$(0.20)	$(1.79)	$(4.61)	$(2.66)
Loss from discontinued operations	—	—	—	(0.02)
Loss attributable to Noble Corporation plc	$(0.20)	$(1.79)	$(4.61)	$(2.68)

NOBLE CORPORATION PLC AND SUBSIDIARIES (DEBTOR-IN-POSSESSION)
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2020	December 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$325,097	$104,621
Accounts receivable, net	167,435	198,665
Prepaid expenses and other current assets	118,654	118,821
Total current assets	611,186	422,107
Property and equipment, at cost	8,749,255	10,306,625
Accumulated depreciation	(2,317,869)	(2,572,701)
Property and equipment, net	6,431,386	7,733,924
Other assets	70,095	128,467
Total assets	$7,112,667	$8,284,498
LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$—	$62,505
Accounts payable	81,119	108,208
Accrued payroll and related costs	38,495	56,056
Other current liabilities	79,969	290,159
Total current liabilities	199,583	516,928
Long-term debt	—	3,779,499
Other liabilities	152,621	329,099
Liabilities subject to compromise	4,251,429	—
Total liabilities	4,603,633	4,625,526
Commitments and contingencies
Total shareholders’ equity	2,509,034	3,658,972
Total liabilities and equity	$7,112,667	$8,284,498

NOBLE CORPORATION PLC AND SUBSIDIARIES (DEBTOR-IN-POSSESSION)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities
Net loss	$(1,155,739)	$(922,566)
Adjustments to reconcile net loss to net cash flow from operating activities:
Depreciation and amortization	283,652	333,481
Loss on impairment	1,119,517	595,510
Gain on extinguishment of debt, net	(17,254)	(30,616)
Reorganization items, net	(11,531)	—
Changes in components of working capital:
Change in taxes receivable	29,581	(12,379)
Net changes in other operating assets and liabilities	(11,560)	5,096
Net cash provided by (used in) operating activities	236,666	(31,474)
Cash flows from investing activities
Capital expenditures	(112,603)	(222,587)
Proceeds from disposal of assets, net	1,428	9,430
Net cash used in investing activities	(111,175)	(213,157)
Cash flows from financing activities
Borrowings on credit facilities	210,000	455,000
Repayments of credit facilities	—	(20,000)
Repayments of debt	(101,132)	(400,000)
Debt issuance costs	—	(1,092)
Dividends paid to noncontrolling interests	—	(25,109)
Cash paid to settle equity awards	(1,010)	—
Taxes withheld on employee stock transactions	(417)	(2,779)
Net cash provided by financing activities	107,441	6,020
Net increase (decrease) in cash, cash equivalents and restricted cash	232,932	(238,611)
Cash, cash equivalents and restricted cash, beginning of period	105,924	375,907
Cash, cash equivalents and restricted cash, end of period	$338,856	$137,296

NOBLE CORPORATION PLC AND SUBSIDIARIES (DEBTOR-IN-POSSESSION)
FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT
(In thousands, except operating statistics)
(Unaudited)

	Three Months Ended September 30,						Three Months Ended June 30,
	2020			2019			2020
	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total
Operating revenues
Contract drilling services	$227,050	$—	$227,050	$259,428	$—	$259,428	$220,141	$—	$220,141
Reimbursables and other	14,786	—	14,786	16,098	—	16,098	17,777	—	17,777
	$241,836	$—	$241,836	$275,526	$—	$275,526	$237,918	$—	$237,918
Operating costs and expenses
Contract drilling services	$137,180	$—	$137,180	$175,929	$—	$175,929	$144,154	$—	$144,154
Reimbursables	13,369	—	13,369	13,779	—	13,779	16,334	—	16,334
Depreciation and amortization	88,896	1,710	90,606	109,616	3,139	112,755	87,297	2,068	89,365
General and administrative	15,662	—	15,662	17,565	—	17,565	73,003	—	73,003
Pre-petition charges	—	3,894	3,894	—	—	—	—	10,515	10,515
Loss on impairment	—	—	—	595,510	—	595,510	—	—	—
	$255,107	$5,604	$260,711	$912,399	$3,139	$915,538	$320,788	$12,583	$333,371
Operating loss	$(13,271)	$(5,604)	$(18,875)	$(636,873)	$(3,139)	$(640,012)	$(82,870)	$(12,583)	$(95,453)

Operating statistics
Jackups:
Average Rig Utilization	62%	89%	65%
Operating Days	680	985	709
Average Dayrate	$146,625	$130,339	$148,781
Floaters:
Average Rig Utilization	53%	63%	53%
Operating Days	582	691	584
Average Dayrate	$218,821	$189,773	$196,489
Total:
Average Rig Utilization	57%	76%	59%
Operating Days	1,262	1,676	1,293
Average Dayrate	$179,900	$154,827	$170,325

NOBLE CORPORATION PLC AND SUBSIDIARIES (DEBTOR-IN-POSSESSION)
CALCULATION OF BASIC AND DILUTED NET INCOME/(LOSS) PER SHARE
(In thousands, except per share amounts)
(Unaudited)

The following table presents the computation of basic and diluted loss per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Numerator:
Basic
Net loss from continuing operations	$(50,868)	$(444,871)	$(1,155,739)	$(663,899)
Net loss from discontinued operations, net of tax	—	—	—	(3,821)
Net loss attributable to Noble Corporation plc	$(50,868)	$(444,871)	$(1,155,739)	$(667,720)
Diluted
Net loss from continuing operations	$(50,868)	$(444,871)	$(1,155,739)	$(663,899)
Net loss from discontinued operations, net of tax	—	—	—	(3,821)
Net loss attributable to Noble Corporation plc	$(50,868)	$(444,871)	$(1,155,739)	$(667,720)
Denominator:
Weighted average shares outstanding - basic	251,058	249,181	250,696	248,865
Weighted average shares outstanding - diluted	251,058	249,181	250,696	248,865

Loss per share
Basic:
Loss from continuing operations	$(0.20)	$(1.79)	$(4.61)	$(2.66)
Loss from discontinued operations	—	—	—	(0.02)
Net loss attributable to Noble Corporation plc	$(0.20)	$(1.79)	$(4.61)	$(2.68)
Diluted:
Loss from continuing operations	$(0.20)	$(1.79)	$(4.61)	$(2.66)
Loss from discontinued operations	—	—	—	(0.02)
Net loss attributable to Noble Corporation plc	$(0.20)	$(1.79)	$(4.61)	$(2.68)

NOBLE CORPORATION PLC AND SUBSIDIARIES (DEBTOR-IN-POSSESSION)
NON-GAAP MEASURES AND RECONCILIATION

Certain non-GAAP performance measures and corresponding reconciliations to GAAP financial measures for the Company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. The Company defines “Adjusted EBITDA” as net loss from continuing operations before income taxes; interest income and other, net; gain (loss) on extinguishment of debt, net; interest expense, net of amounts capitalized; loss on impairment; pre-petition charges; reorganization items, net; certain corporate legal matters; and depreciation and amortization expense. We believe that Adjusted EBITDA measure provides greater transparency of our core operating performance.
In order to fully assess the financial operating results, management believes that the results of operations, adjusted to exclude the following items, which are included in the Company’s press release issued on November 4, 2020, and discussed in the related conference call on November 5, 2020, are appropriate measures of the continuing and normal operations of the Company:
(i)   In the third quarter of 2019, an impairment on one of our rigs and a loss on debt extinguishment;
(ii) In the second quarter of 2020, a charge related to ongoing litigation, a loss on debt extinguishment, pre-petition charges and discrete tax items; and
(iii) In the third quarter of 2020, a gain on debt extinguishment, discrete tax items, pre-petition charges and reorganization items.
These non-GAAP adjusted measures should be considered in addition to, and not as a substitute for, or superior to, contract drilling revenue, contract drilling cost, contract drilling margin, average daily revenue, operating income, cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. Please see the following non-GAAP Financial Measures and Reconciliations for a complete description of the adjustments.

NOBLE CORPORATION PLC AND SUBSIDIARIES (DEBTOR-IN-POSSESSION)
NON-GAAP MEASURES
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Adjusted EBITDA	Three Months Ended September 30,		Three Months Ended
	2020	2019	June 30, 2020
Income (loss) from continuing operations before income taxes	$(25,597)	$(709,797)	$(163,369)
Interest expense, net of amounts capitalized	23,427	68,991	70,279
Interest income and other, net	(7,872)	144	(2,956)
Loss (gain) on extinguishment of debt	(17,847)	650	593
Depreciation and amortization	90,606	112,755	89,365
Loss on impairment	—	595,510	—
Pre-petition charges	3,894	—	10,515
Legal contingencies	—	—	54,000
Reorganization items, net	9,014	—	—
Adjusted EBITDA	$75,625	$68,253	$58,427

NOBLE CORPORATION PLC AND SUBSIDIARIES (DEBTOR-IN-POSSESSION)
NON-GAAP RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Income Tax Benefit (Provision)	Three Months Ended September 30,		Three Months Ended
	2020	2019	June 30, 2020
Income tax benefit (provision)	$(25,271)	$2,845	$121,175
Adjustments
Reorganization items, net	(2,520)	—	—
Discrete tax items	58,910	—	(111,930)
Total Adjustments	56,390	—	(111,930)
Adjusted income tax benefit	$31,119	$2,845	$9,245

Reconciliation of Net Loss Attributable to Noble Corporation plc	Three Months Ended September 30,		Three Months Ended
	2020	2019	June 30, 2020
Net loss attributable to Noble Corporation plc	$(50,868)	$(444,871)	$(42,194)
Adjustments
Loss on impairment, net of tax	—	595,510	—
Net loss attributable to noncontrolling interest	—	(264,988)	—
Loss (gain) on debt extinguishment	(17,847)	650	593
Discrete tax items	58,910	—	(111,930)
Legal contingencies	—	—	54,000
Pre-petition charges	3,894	—	10,515
Reorganization items, net	6,494	—	—
Total Adjustments	51,451	331,172	(46,822)
Adjusted net income (loss) attributable to Noble Corporation plc	$583	$(113,699)	$(89,016)

Reconciliation of Diluted EPS Attributable to Noble Corporation plc	Three Months Ended September 30,		Three Months Ended
	2020	2019	June 30, 2020
Unadjusted diluted EPS attributable to Noble Corporation plc	$(0.20)	$(1.79)	$(0.17)
Adjustments
Loss on impairment	—	1.33	—
Discrete tax items	0.22	—	(0.44)
Legal contingencies	—	—	0.22
Gain on extinguishment of debt	(0.07)	—	—
Pre-petition charges	0.02	—	0.04
Reorganization items, net	0.03	—	—
Total Adjustments	0.20	1.33	(0.18)
Adjusted diluted EPS attributable to Noble Corporation plc	$—	$(0.46)	$(0.35)